EXHIBIT 99.1

NEWS RELEASE

For Immediate Release:

December 4, 2006

Orleans Homebuilders, Inc.
Announces Departure of Chief Financial Officer

Bensalem, PA - Orleans Homebuilders, Inc. (AMEX:OHB), a developer of residential communities, announced today that Joseph A. Santangelo has resigned as Chief Financial Officer of the Company in order to accept a position with a Philadelphia-based real estate company.  Mr. Santangelo will remain employed with the Company through December 29, 2006.  Jeffrey Orleans, Chief Executive Officer, said “Although we are disappointed that Joe has decided to move on, we wish Joe all the best in the future.”

The Company is commencing a search for a permanent Chief Financial Officer.  In the interim, the Company announced that James W. Thompson, CPA, who has served as the Company’s Controller since 1998, has been named acting Chief Financial Officer, subject to board approval.

About Orleans Homebuilders

Orleans Homebuilders, Inc. (AMEX:OHB) develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester and active adult as well as first time homebuyers. The Company currently operates in the following fourteen distinct markets: Southeastern Pennsylvania; Central New Jersey; Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona. The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Investor Relations and Media Contact:

Michael Vesey
Phone 215-245-7500
Email: mvesey@orleanshomes.com
www.orleanshomes.com